Exhibit 5.1



                                                                January 30, 2002



Dice Inc.
3 Park Avenue
New York, NY 10016


Ladies and Gentlemen:

          We have acted as counsel to Dice Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Securities Act"), the issuance by the Company from time to time of up to (1) 2,345,039 shares (the "Incentive Plan Shares") of the Company's common stock, $0.01 par value per share (the "Common Stock"), upon exercise of options and purchase rights granted to certain employees of the Company pursuant to the Company's 1998 Stock Incentive Plan, as amended (the "Incentive Plan"); (2) up to 97,391 shares of Common Stock (the "Melland Shares") upon exercise of options (the "Melland Options") granted to Scot W. Melland pursuant to the employment agreement between Dice Inc. (formerly known as EarthWeb Inc.) and Scot W. Melland dated April 23, 2001; and (3) 422,561 shares (the "Purchase Plan Shares" and, together with the Incentive Plan Shares and the Melland Shares, the "Shares") of Common Stock upon exercise of options granted to certain employees of the Company pursuant to the Company's 1998 Employee Stock Purchase Plan, as amended (the "Purchase Plan").

          In so acting, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such corporate documents and records of the Company, certificates of public officials and of officers of the Company, and such other documents, records and papers as we have deemed relevant in order to give the opinion hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to any facts material to our opinion that were not independently established.

          Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized by the Company and, when issued upon exercise of the options and purchase rights granted under the Incentive Plan, exercise of the Melland Options and exercise of the options granted under the Purchase Plan, as the case may be, and upon payment of the applicable exercise price or purchase price, as the case may be, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.






                                                     Very truly yours,

                                                     /s/ White & Case LLP

MB:EM

                                      -2-